Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President, CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports First Quarter Results

WEST LAFAYETTE, IN -- February 13, 2014 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the first quarter of fiscal 2014.

"For the first quarter of the new fiscal year, revenue increased 7.2%, gross margin increased 15.6%, operating income increased 53.0%, and net income excluding the impact of the change in warrant liability increased 115% compared to the first quarter of fiscal 2013. BASi also generated $1,036,000 in cash from operations, and we paid down $1,247,000 on our line of credit while meeting all of our other obligations. We paid off the remaining balance on our line of credit last month, and are currently pursuing alternatives to replace it on better terms," said President & CEO and CFO Jacqueline Lemke.

"We are pleased by these results but not satisfied. In fiscal 2014 we plan to leverage our business model, using our existing capacity and an incremental investment in people and skills to support the long-term growth we believe BASi is capable of delivering. To achieve our goals, we remain focused on growing revenues even as we push ahead with our initiatives to control costs and improve productivity.

"Our decision last year to concentrate our marketing programs on BASi's established strengths in specialty assay and drug discovery, regulatory excellence, and our market-changing Culex® NxT automated sampling system is paying dividends. With our expanded sales team gaining traction in the marketplace, we are optimistic that the increase in new order bookings we have enjoyed in recent months will continue.

"BASi celebrates its 40th anniversary in 2014, a milestone made all the more significant by the progress we have made these past couple of years in strengthening the Company for the future. We are confident that we are pursuing the right strategy to enhance operating performance and build value for our shareholders," Lemke said.

First Quarter Results

For the three months ended December 31, 2013, revenue increased 7.2% to $6,220,000 compared to $5,803,000 for the first quarter of fiscal 2013. Gross profit was $2,145,000, or 34.5% of revenue, compared to $1,855,000, or 32.0% of revenue, a year earlier. Operating expenses for the first quarter of fiscal 2014 increased to $1,683,000 compared to $1,553,000 a year earlier, primarily due to planned increases in selling and R&D expenses. Operating income for the first quarter of fiscal 2014 increased 53% to $462,000, compared to $302,000 last year.

The net loss for the first quarter of fiscal 2014 was $662,000, or $0.09 per basic share and diluted share, which included a non-cash increase in the fair value of warrant liability of $961,000. Excluding this charge, non-GAAP net income for the first quarter of fiscal 2014 was $299,000, or $0.04 per basic and diluted share. For the first quarter of fiscal 2013, net income was $256,000, or $0.03 per basic and diluted share, which included a non-cash decrease in the fair value of warrant liability of $117,000. Excluding this benefit, non-GAAP net income for the first quarter of fiscal 2013 was $139,000, or $0.02 per basic and diluted share.

Service revenue for the first quarter of fiscal 2014 increased 5.3% to $4,916,000 from $4,670,000 for the first quarter of fiscal 2013, reflecting an increase in new order bookings that began in recent months.

Product revenue increased 15.1% to $1,304,000 versus $1,133,000 for the prior year's first quarter, primarily due to higher sales of Culex automated sampling systems.

EBITDA for the first quarter of fiscal 2014 was $912,000 compared to EBITDA of $851,000 for the first quarter of fiscal 2013.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 866.825.1709, passcode #95235310 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #65530693 after 2:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP). The non-GAAP financial measures are net income excluding the income or expense of the change in warrant liability, and EBITDA for the first quarters of fiscal 2014 and 2013. EBITDA refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, and amortization and/or exclude certain non-cash or one-time expenses as permitted by our credit agreements, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended
	December 31,

	2013	2012

Service revenue	$4,916	$4,670
Product revenue	1,304	1,133

Total revenue	6,220	5,803

Cost of service revenue	3,323	3,382
Cost of product revenue	752	566

Total cost of revenue	4,075	3,948

Gross profit	2,145	1,855
Operating expenses:
Selling	437	370
Research and development	143	85
General and administrative	1,103	1,098

Total operating expenses	1,683	1,553

Operating income	462	302

Interest expense	(164)	(165)
Change in fair value of warrant liability - (increase) decrease	(961)	117
Other income	1	2

Income (loss) before income taxes	(662)	256

Income taxes	--	--

Net income (loss)	$(662)	$256

Other comprehensive income (loss):
Foreign currency translation adjustment	(26)	8

Comprehensive income (loss)	$(688)	$264

Net Earning (Loss) per share
Basic	$(0.09)	$0.03
Diluted	$(0.09)	$0.03

Weighted common shares outstanding:
Basic	7,735	7,639
Diluted	7,735	8,406

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,	September 30,
	2013	2013

Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$841	$1,304
Accounts receivable
Trade	2,396	3,621
Unbilled revenues and other	977	691
Inventories	1,451	1,379
Prepaid expenses	407	238

Total current assets	6,072	7,233

Property and equipment, net	16,564	16,913
Goodwill	1,383	1,383
Debt issue costs	55	21
Other assets	45	47

Total assets	$24,119	$25,597

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$3,215	$3,584
Accrued expenses	1,538	1,689
Customer advances	2,891	2,815
Income tax accruals	16	30
Revolving line of credit	168	1,415
Fair value of warrant liability	1,573	612
Current portion of capital lease obligation	272	268
Current portion of long-term debt	5,205	613

Total current liabilities	14,878	11,026

Capital lease obligation, less current portion	401	471
Long-term debt, less current portion	--	4,641

Total liabilities	15,279	16,138

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,185
Series A shares at $1,000 stated value issued and outstanding
at December 31, 2013 and 1,335 at September 30, 2013	1,185	1,335
Common shares, no par value: Authorized 19,000,000
shares; 7,885,229 issued and outstanding at December
31, 2013 and 7,703,891 at September 30, 2013	1,933	1,887
Additional paid-in capital	20,098	19,925
Accumulated deficit	(14,382)	(13,720)
Accumulated other comprehensive income	6	32

Total shareholders' equity	8,840	9,459

Total liabilities and shareholders' equity	$24,119	$25,597

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NONGAAP EARNINGS

(In thousands) (Unaudited)

	Three Months Ended
	December 31,
	2013	2012

GAAP Net income (loss)	$(662)	$256

Addback:
Interest expense	164	165
Income taxes	--	--
Depreciation and amortization	402	473
Change in fair value
of warrant liability – increase (decrease)	961	(117)
Stock option expense	47	74

NONGAAP EBITDA	$912	$851

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses and the change in the fair value of warrant liability.